Exhibit 21

SUBSIDIARIES OF REGISTRANT

Jurisdiction of
Incorporation or
Name	Organization

Greater American Finance Group, Inc.	Delaware
The Berkshire Bank	New York
East 39, LLC	New York
Berkshire Agency, Inc.	New York
Berkshire 1031 Exchange, LLC	New York
Berkshire Capital Trust I	Delaware
Berkshire Capital Trust II	Delaware